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                              Exhibit 12.1


                       REALTY INCOME CORPORATION
    STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (dollars in thousands)


                                   Years ended December 31,
                       -----------------------------------------------
                         1998      1997      1996      1995     1994
                       -------   -------   -------   -------   -------
Net income             $41,304   $34,770   $32,223   $25,600   $15,224
                       -------   -------   -------   -------   -------
Fixed Charges:
   Interest             13,044     7,800     1,987     2,186       354
   Amortization of fees    679       426       380       456        42
   Interest capitalized    660       168       150       217        --
                       -------   -------   -------   -------   -------
      Fixed charges     14,383     8,394     2,517     2,859       396
                       -------   -------   -------   -------   -------
Net income before
   fixed charges        55,027    42,996    34,590    28,242    15,620
Divided by fixed
   charges              14,383     8,394     2,517     2,859       396
                       -------   -------   -------   -------   -------
Ratio of earnings to
   fixed charges             4         5        14        10        39
                       =======   =======   =======   =======   =======


















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